Exhibit 99.1

Horizon Technology Finance Announces
Fourth Quarter and Full Year 2017 Financial Results

Record Loan Originations of $73 million for the Fourth Quarter

Achieved a Loan Portfolio Yield of 15.1% for the Full Year

Enhanced Lending Platform Supports Targeted Portfolio Growth in 2018

FARMINGTON, Conn., March 6, 2018 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter and Full Year 2017 Highlights

•	Earned net investment income of $2.4 million, or $0.21 per share, for the quarter and $12.3 million, or $1.07 per share, for the year
•	Net asset value equaled $135.1 million, or $11.72 per share, at year end
•	Funded $72.8 million in loans for the quarter and $138.8 million for the full year
•	Achieved an annualized portfolio yield on debt investments of 14.1% for the quarter and 15.1% for the year
•	Ended the year with an investment portfolio of $222.1 million
•	Experienced liquidity events from eight portfolio companies in the quarter and 21 companies for the year
•	Total liquidity as of December 31, 2017 was $30.2 million
•	Floating rate loans comprised 99% of the outstanding principal of the loan portfolio at year end
•	At year end, held a portfolio of warrant and equity positions in 78 portfolio companies
•	Asset coverage for borrowed amounts of 242% as of December 31, 2017
•	Declared distributions of $0.10 per share payable in each of April, May and June 2018, increasing cumulative declared distributions to $10.52 per share since going public in 2010
•	In September, completed an underwritten public offering, with over-allotments, totaling $37.4 million of 6.25% Notes due 2022

“With record new loan originations in the fourth quarter and a high yielding floating rate portfolio which is approaching our target leverage, we ended the year with positive momentum,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon.  “Coupled with the progress we have made on overall credit quality, we expect to see the benefits of our larger investment portfolio in future quarters.”

Mr. Pomeroy continued, “We continue to see a strong pipeline of new opportunities in a healthy venture lending environment, which should allow us to maintain our consistently high yielding investment portfolio with a strong emphasis on credit quality. Our investments in the Horizon platform in 2017, including additional origination and portfolio management professionals, should allow us to continue to capitalize on these new opportunities in 2018. In addition, we remain focused on providing our shareholders with the potential for upside from our warrants and equity positions.”

Operating Results

Total investment income was $6.2 million for the three months ended December 31, 2017, as compared to $7.0 million for the three months ended December 31, 2016. The year-over-year decrease in total investment income is primarily due to lower interest income on investments resulting from the smaller average size of the loan portfolio. For the years ended December 31, 2017 and 2016, total investment income was $25.8 million and $33.0 million, respectively.

The Company’s dollar-weighted annualized portfolio yield on average loans for the three months ended December 31, 2017 and 2016 was 14.1% and 14.2%, respectively. The Company's dollar-weighted average portfolio yield on loans for the years ended December 31, 2017 and 2016 was 15.1% and 14.9%, respectively.

The Company calculates the yield on dollar-weighted average debt investments for any period measured as (1) total investment income during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total net expenses for the three months ended December 31, 2017 were $3.8 million, as compared to $3.1 million for the three months ended December 31, 2016. Interest expense increased year-over-year primarily due to an increase in average borrowings. Base management fee decreased year-over-year primarily due to a decrease in the average size of the investment portfolio. For the three months ended December 31, 2017, incentive fee expense, net of waiver, was $0.5 million. There was no incentive fee expense for the three months ended December 31, 2016. The incentive fee on pre-incentive fee net investment income was subject to the incentive fee cap and deferral mechanism under the Investment Management Agreement, which resulted in $0.8 million of reduced expense for the three months ended December 31, 2016. Total net expenses for the year ended December 31, 2017 decreased by $2.5 million to $13.5 million, as compared to $16.0 million for the year ended December 31, 2016.

Net investment income for the three months ended December 31, 2017 was $2.4 million, or $0.21 per share, as compared to $3.8 million, or $0.33 per share, for the three months ended December 31, 2016. For the years ended December 31, 2017 and 2016, net investment income was $12.3 million, or $1.07 per share, and $17.1 million, or $1.48 per share, respectively.

For the three months ended December 31, 2017, the net realized loss on investments was $10.1 million, or $0.88 per share, as compared to net realized loss on investments of $4.9 million, or $0.43 per share, for the three months ended December 31, 2016. For the years ended December 31, 2017 and 2016, the net realized loss on investments was $21.2 million, or $1.84 per share, and $7.8 million, or $0.67 per share, respectively.

For the three months ended December 31, 2017, the net unrealized appreciation on investments was $10.2 million, or $0.88 per share, as compared to net unrealized appreciation on investments of $0.5 million, or $0.05 per share, for the three months ended December 31, 2016. For the year ended December 31, 2017, net unrealized appreciation on investments totaled $18.5 million, or $1.60 per share, as compared to net unrealized depreciation on investments of $14.2 million, or $1.24 per share, for the year ended December 31, 2016.

Portfolio Summary and Investment Activity

As of December 31, 2017, the Company’s debt portfolio consisted of 33 secured loans with an aggregate fair value of $203.8 million. In addition, the Company’s total warrant, equity and other investments in 82 portfolio companies had an aggregate fair value of $18.3 million as of December 31, 2017. Total portfolio investment activity as of and for the three months and years ended December 31, 2017 and 2016 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
Beginning portfolio	$176,704	$208,177	$194,003	$250,267
New debt investments	72,945	14,635	139,256	59,858
Less refinanced debt investments	(3,700)	—	(3,700)	—
Net new debt investments	69,245	14,635	135,556	59,858
Principal payments received on investments	(2,942)	(13,778)	(30,477)	(49,403)
Early pay-offs	(20,496)	(12,667)	(72,613)	(46,357)
Accretion of debt investment fees	484	439	1,881	1,562
New debt investment fees	(745)	(217)	(1,705)	(931)
New equity	—	17	—	84
Proceeds from sale of investments	(268)	(45)	(1,840)	(984)
Net realized loss on investments	(10,092)	(4,913)	(21,191)	(7,696)
Net unrealized appreciation (depreciation) on investments	10,209	2,355	18,485	(12,397)
Ending portfolio	$222,099	$194,003	$222,099	$194,003

Net Asset Value

At December 31, 2017, the Company’s net assets were $135.1 million, or $11.72, as compared to $139.2 million, or $12.09 per share, as of December 31, 2016, and $136.0 million, or $11.81 per share, as of September 30, 2017.

For the three months ended December 31, 2017, the net increase in net assets resulting from operations was $2.5 million, or $0.21 per share, compared to a net decrease in net assets of $0.6 million, or $0.05 per share, for the three months ended December 31, 2016. For the year ended December 31, 2017, the net increase in net assets resulting from operations was $9.6 million, or $0.83 per share, as compared to a net decrease in net assets resulting from operations of $4.9 million, or $0.43 per share, for the year ended December 31, 2016.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2017 and December 31, 2016:

($ in thousands)	December 31, 2017			December 31, 2016
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	4	$18,701	9.2%	6	$29,721	16.0%
3	25	176,560	86.6	28	131,605	70.6
2	3	5,632	2.8	6	13,360	7.2
1	1	2,900	1.4	4	11,500	6.2
Total	33	$203,793	100.0%	44	$186,186	100.0%

As of December 31, 2017 and December 31, 2016, Horizon’s loan portfolio had a weighted average credit rating of 3.0, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and high degree of risk of loss of principal. As of December 31, 2017, there was one debt investment with an internal credit rating of 1, with a cost of $3.0 million and a fair value of $2.9 million. As of December 31, 2016, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $26.2 million and an aggregate fair value of $11.5 million.

Liquidity Events

Horizon experienced liquidity events from eight portfolio companies in the quarter ended December 31, 2017 increasing the total number of portfolio company liquidity events to 21 for the full year. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In October, with the proceeds of a new loan from Horizon, Bridge2 Solutions, Inc. (“Bridge2”) prepaid the outstanding principal balance of $3.7 million on its venture loan, plus interest and end-of-term payment. Horizon continues to hold warrants in Bridge2.

In October, Sample6, Inc. (“Sample6”) prepaid the outstanding principal balance of $2.1 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Sample6.

In October, xTech, Inc. (“xTech”) prepaid the outstanding principal balance of $2.7 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $266,000 pursuant to its exercise and sale of warrants in xTech.

In October, Lehigh Technologies, Inc. prepaid the outstanding principal balance of $6.0 million on its venture loan, plus interest and end-of-term payment.

In October, Gwynnie Bee, Inc. (“Gwynnie Bee”) prepaid the outstanding principal balance of $0.3 million on its venture loan, plus end-of-term payment and prepayment fee. Horizon continues to hold warrants in Gwynnie Bee.

In November, Rhapsody International Inc. (“Rhapsody”) prepaid the outstanding principal balance of $5.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Rhapsody.

In November, Watermark Medical, Inc. (“Watermark Medical”) prepaid the outstanding principal balance of $2.1 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Watermark Medical.

In November, Interleukin Genetics, Inc. repaid $1.3 million on its venture loan.

Liquidity and Capital Resources

As of December 31, 2017, the Company had $30.2 million in available liquidity, including $6.6 million in cash and $23.6 million in funds available under existing credit facility commitments.

At December 31, 2017, there was $58.0 million outstanding under the $95.0 million revolving credit facility. The facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the facility.

On September 29, 2017, the Company completed an underwritten public offering of an aggregate principal amount of $32.5 million of 6.25% notes due 2022. The notes will mature on September 15, 2022, and may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after September 15, 2019. The notes bear interest at a rate of 6.25% per year payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2017. On October 11, 2017, in connection with the public offering, the underwriters exercised their option to purchase an additional $4.9 million in aggregate principal amount of notes to cover over-allotments, increasing the total size of the offering to $37.4 million. The Company used the net proceeds of this public offering to repay the $33.0 million of 7.375% notes due in 2019.

As of December 31, 2017, the Company’s debt to equity leverage ratio was 71%, and the asset coverage ratio for borrowed amounts was 242%.

Stock Repurchase Program

On April 27, 2017, the Company’s board of directors extended the Company's previously authorized stock repurchase program until the earlier of June 30, 2018 or the repurchase of $5.0 million of the Company's common stock. During the year ended December 31, 2017, the Company repurchased 5,923 shares of its common stock at an average price of $9.97 on the open market at a total cost of $0.1 million. From the inception of the stock repurchase program through December 31, 2017, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared

On March 1, 2018, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of April, May and June 2018. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
March 16, 2018	March 19, 2018	April 17, 2018	$0.10
April 18, 2018	April 19, 2018	May 15, 2018	$0.10
May 16, 2018	May 17, 2018	June 15, 2018	$0.10
		Total:	$0.30

After paying distributions of $1.10 per share deemed paid for tax purposes in 2017, declaring on October 27, 2017 a distribution of $0.10 per share payable January 17, 2018, and taxable earnings of $1.14 per share in 2017, the Company’s undistributed spillover income as of December 31, 2017 was $0.09 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 7, 2018 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 9934708.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through March 9, 2018. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 9934708. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 674-9977	(212) 477-8261 / (212) 477-8438
dtrolio@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	December 31, 2017	December 31, 2016

Assets
Non-affiliate investments at fair value (cost of $219,303 and $211,627, respectively)	$218,600	$194,003
Affiliate investments at fair value (cost of $3,774)	3,499	—
Total investments at fair value (cost of $223,077 and $211,627, respectively)	222,099	194,003
Cash	6,594	37,135
Interest receivable	3,986	6,036
Other assets	1,467	2,078
Total assets	$234,146	$239,252

Liabilities
Borrowings	$94,075	$95,597
Distributions payable	3,456	3,453
Base management fee payable	379	337
Incentive fee payable	541	—
Other accrued expenses	620	673
Total liabilities	99,071	100,060

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2017 and December 31, 2016	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,687,871 and 11,671,966 shares issued and 11,520,406 and 11,510,424 shares outstanding as of December 31, 2017 and December 31, 2016, respectively	12	12
Paid-in capital in excess of par	179,641	179,551
Distributions in excess of net investment income	(1,898)	(397)
Net unrealized depreciation on investments	(978)	(19,463)
Net realized loss on investments	(41,702)	(20,511)
Total net assets	135,075	139,192
Total liabilities and net assets	$234,146	$239,252
Net asset value per common share	$11.72	$12.09

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Investment income
Interest income on non-affiliate investments	$5,677	$6,787	$23,538	$31,397
Interest income on affiliate investments	144	—	225	—
Total interest income on investments	5,821	6,787	23,763	31,397
Fee income
Prepayment fee income on non-affiliate investments	245	177	1,432	794
Fee income on non-affiliate investments	82	23	567	793
Fee income on affiliate investments	15	—	15	—
Total investment income	6,163	6,987	25,777	32,984
Expenses
Interest expense	1,627	1,412	5,167	5,878
Base management fee	1,003	1,061	3,786	4,727
Performance based incentive fee	620	—	1,714	2,126
Administrative fee	124	116	699	869
Professional fees	260	327	1,365	1,486
General and administrative	204	205	803	886
Total expenses	3,838	3,121	13,534	15,972
Performance based incentive fee waived	(79)	—	(79)	—
Net expenses	3,759	3,121	13,455	15,972
Net investment income before excise tax	2,404	3,866	12,322	17,012
Provision (credit) for excise tax	25	51	25	(87)
Net investment income	2,379	3,815	12,297	17,099
Net realized and unrealized gain (loss) on investments
Net realized loss on non-affiliate investments	(10,092)	(4,919)	(21,191)	(7,776)
Net realized loss on investments	(10,092)	(4,919)	(21,191)	(7,776)
Net unrealized appreciation (depreciation) on non-affiliate investments	10,211	516	18,506	(14,236)
Net unrealized depreciation on affiliate investments	(2)	—	(21)	—
Net unrealized appreciation (depreciation) on investments	10,209	516	18,485	(14,236)
Net realized and unrealized gain (loss) on investments	117	(4,403)	(2,706)	(22,012)
Net increase (decrease) in net assets resulting from operations	$2,496	$(588)	$9,591	$(4,913)
Net investment income per common share	$0.21	$0.33	$1.07	$1.48
Net increase (decrease) in net assets per common share	$0.21	$(0.05)	$0.83	$(0.43)
Distributions declared per share	$0.30	$0.30	$1.20	$1.335
Weighted average shares outstanding	11,518,625	11,542,855	11,516,846	11,543,708